Contacts:
For Lund International Holdings, Inc.
Dennis Vollmershausen/Ronald Fox
(612) 576-4200

                     LUND INTERNATIONAL HOLDINGS TO ACQUIRE
                    SMITTYBILT, INC. FOR $18 MILLION IN CASH

        COMBINATION REINFORCES LUND INTERNATIONAL'S LEADING POSITION IN
                   HIGHLY FRAGMENTED TRUCK ACCESSORIES MARKET

ANOKA, Minnesota, January 7, 1999 -- Lund International Holdings, Inc., (NASDAQ:
LUND), announced today it has entered into a definitive purchase agreement to acquire 100% of the capital stock of Smittybilt, Inc. for $18 million in cash. Smittybilt, located in Corona, California, is a leading manufacturer of tubular accessory products for the light truck market. The transaction, subject to regulatory approvals, is expected to be completed in January 1999.

"The acquisition of Smittybilt is another step in our strategy to support Lund's leadership position in the highly fragmented light truck accessories market. The addition of Smittybilt significantly broadens our product line for the light truck market with some of the most popular appearance products in our industry -- tubular steps, brush guards, bumpers and nerf bars. Smittybilt, along with our December 1998 acquisition of Auto Ventshade for $66 million, clearly establishes Lund International as the market leader for light truck appearance accessories," stated Dennis W. Vollmershausen, President and CEO of Lund International Holdings, Inc.

Tom Smith, President and CEO of Smittybilt, will stay with the company to assist during the ownership transition.

As part of the Smittybilt transaction, Harvest Partners, a leading New York private equity investment firm, BancBoston Capital, Liberty Mutual Insurance Company and affiliates of Massachusetts Mutual Life Insurance Company, will invest $5 million in additional equity in Lund through a private placement. Lund also expanded its existing senior bank credit facility, led by Heller Financial, Inc., to provide additional financing of $9.5 million. Affiliates of Massachusetts Mutual Life Insurance Company and National City Venture Corporation will provide $5 million in the form of subordinated debt and warrants.

Based in Anoka, Minnesota, Lund International Holdings is a leading designer, manufacturer and marketer of a broad line of appearance accessories for new and used light trucks. It is also a leading manufacturer of aftermarket and original equipment accessories for the heavy truck market.

STATEMENTS IN THIS PRESS RELEASE RELATING TO ONGOING COMPANY OPERATIONS, THE EFFECTS OF THE ACQUISITION, TRENDS AND MARKET ANALYSES, AMONG OTHERS, ARE FORWARD-LOOKING STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES WHICH COULD CAUSE RESULTS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED. AMONG THE FACTORS THAT COULD CAUSE ANTICIPATED RESULTS OF THE ACQUISITION TO DIFFER MATERIALLY ARE THE FOLLOWING:
INABILITY TO OBTAIN EXPECTED EFFICIENCIES, OR TO OBTAIN THEM IN A TIMELY MANNER; INABILITY TO EFFECTIVELY MANAGE A LARGER ENTERPRISE, TO INTEGRATE THE COMPANIES, OR TO CONTROL COSTS ASSOCIATED WITH SUCH INTEGRATION. IN ADDITION, BOTH LUND'S AND SMITTYBILT'S BUSINESS AND OPERATIONS (AND ANTICIPATED RESULTS) INCLUDE THE FOLLOWING RISK FACTORS: CONSUMER PREFERENCE CHANGES, RISKS OF EXPANSION INTO NEW DISTRIBUTION CHANNELS, DELAYS IN DESIGNING, DEVELOPING, TESTING OR SHIPPING NEW PRODUCTS, INCREASED COMPETITION, GENERAL ECONOMIC DEVELOPMENTS AND TRENDS, DEVELOPMENTS AND TRENDS IN THE LIGHT TRUCK AND AUTOMOTIVE ACCESSORY MARKET, AND INCREASED COSTS. THIS IS NOT AN EXHAUSTIVE LIST AND THE COMPANY MAY SUPPLEMENT THIS LIST IN FUTURE FILINGS OR RELEASES OR IN CONNECTION WITH THE MAKING OF FORWARD-LOOKING STATEMENTS.